Exhibit 99

Press Release

For Immediate Release	Contacts:	Brian Witherow	(419) 627-2173
May 5, 2005		Stacy Frole	(419) 627-2227

CEDAR FAIR, L.P. ANNOUNCES 2005 FIRST QUARTER RESULTS

SANDUSKY, OHIO, May 5, 2005 — Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates seven amusement parks and five water parks, today announced results for the first quarter of 2005.

Dick Kinzel, chairman, president and chief executive officer, explained that virtually all of Cedar Fair’s revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during a 130-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Only Castaway Bay and Knott’s Berry Farm are open year-round, with Knott’s Berry Farm operating at its lowest level of attendance in the first quarter of the year. Cedar Fair’s other first quarter revenues have historically been minimal.

Net revenues for the quarter ended March 27, 2005, increased 7% to $24.8 million from $23.2 million in 2004. The current year increase was due entirely to the first-quarter contribution of Castaway Bay, which opened in November 2004. The strong performance of Castaway Bay helped offset a $2.0 million revenue shortfall at Knott’s Berry Farm, which was the result of losing approximately 100,000 guest visits during the period compared to 2004 due to record rainfall in Southern California.

Operating results for the first quarter include normal off-season operating, maintenance and administrative expenses at the Partnership’s seasonal amusement and water parks, and daily operations at Knott’s Berry Farm and Castaway Bay. Excluding depreciation and other non-cash charges, total operating costs and expenses for the period increased 13% to $47.8 million from
$42.5 million in 2004, due primarily to the costs and expenses of Geauga Lake, which was acquired in April 2004, and Castaway Bay. After depreciation and a $1.0 million non-cash charge for unit options, operating costs and expenses increased $4.9 million to $52.2 million from $47.3 million in 2004.

In the first quarter of 2005, the Partnership recognized a non-cash credit of $459,000 for the change in fair value of two interest rate swap agreements that expired during the period, compared with a credit of $863,000 in the same period a year ago. After this credit, and interest expense and provision for taxes, the Partnership’s net loss for the period was $24.6 million, or $0.46 per diluted limited partner unit, compared with a net loss of $20.5 million, or $0.40 per unit, a year ago. Excluding the impact of Geauga Lake, the net loss for the period would have been $20.0 million, or $0.39 per unit.

The Partnership noted that it filed a Form 8-K earlier today to restate its provision for taxes in the interim periods of 2004 in order to properly account for the tax attributes of its corporate subsidiaries. There was no effect on the provision for taxes or net income in the Partnership’s 2004 annual financial statements; however, the impact on a quarterly basis was material due the seasonality of its operations. For the first quarter of 2004, a tax credit of $9.4 million was recorded, compared to a tax credit of $9.8 million in the first quarter of 2005, which had the impact of reducing the net loss for last year’s first quarter from $29.9 million to $20.5 million.

Commenting on the upcoming season, Kinzel said, “With our 2005 summer season about to begin, we are confident that the $80 million in capital we have invested in our parks, along with the continued momentum of Castaway Bay, will position the Partnership for another successful year. Knott’s Berry Farm’s new inverted coaster, Silver Bullet, and Dorney Park’s new floorless coaster, Hydra — The Revenge, are both receiving a tremendous response in their markets, and the coasters are every bit as exciting to ride as we hoped they would be. We also expect that the addition of the maXair thrill ride at Cedar Point and the new Wildwater Kingdom water park at Geauga Lake, which is scheduled to open in mid-June, will contribute to strong seasons at those parks.”

Kinzel also noted that the other attractions being added for the 2005 season, including a major new water attraction at Michigan’s Adventure and a luxury camping complex at Worlds of Fun, are expected to be ready for the peak summer season.

“While the first quarter is not a meaningful part of our full-year financial performance, we are pleased with the level of public interest in our new attractions and accommodation facilities thus far,” he continued. “Although Knott’s Berry Farm got off to a slow start due to poor weather, we remain optimistic that we can generate revenue growth of 6-8% over last year’s $542 million level, as well as full-year adjusted EBITDA in the $185-195 million range. At that level, we should be positioned to achieve our goal of continued growth in cash distributions to our unitholders in 2005,” he concluded.

The Partnership will host a conference call with analysts at 2:00 p.m. Eastern Time on Friday, May 6, 2005, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will be available for replay starting at approximately 4:00 p.m. ET, Friday, May 6, 2005, until midnight ET, Friday, May 20, 2005. In order to access the replay of the earnings call, please dial 877-519-4471 followed by the access code #6029850.

Cedar Fair’s seven amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott’s Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Geauga Lake & Wildwater Kingdom near Cleveland, Ohio; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan’s Adventure near Muskegon, Michigan. The Partnership’s water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott’s Berry Farm and Worlds of Fun. Cedar Fair also owns and operates the Castaway Bay Indoor Waterpark Resort in Sandusky, Ohio.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer spending, adverse weather conditions, unanticipated construction delays, the absence of historical operating experience for Geauga Lake, and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership’s expectations.

Cedar Fair, L. P.
SUMMARY STATEMENTS OF OPERATIONS
FIRST QUARTER
(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit amounts)	3/27/05	3/28/04	3/27/05	3/28/04
		(As restated)

Net revenues	$24,801	$23,210	$543,563	$511,687
Cash operating costs and expenses	47,837	42,515	374,276	335,421

Adjusted EBITDA (a)	(23,036)	(19,305)	169,287	176,266
Depreciation and amortization	3,454	3,443	50,701	44,918
Non-cash unit option expense	955	1,337	4,116	5,959

Operating income (loss)	(27,445)	(24,085)	114,470	125,389
Interest expense	6,501	5,792	25,972	23,925
Other (income)	(459)	(863)	(4,059)	(3,775)

Income (loss) before taxes	(33,487)	(29,014)	92,557	105,239
Provision (credit) for taxes	(8,923)	(8,479)	18,271	17,702

Net income (loss)	$(24,564)	$(20,535)	$74,286	$87,537

Weighted average units outstanding — diluted	53,487	50,679	53,968	51,569

Per limited partner unit:
Net income (loss) — diluted	$(0.46)	$(0.40)	$1.38	$1.70
Cash distributions declared	$0.46	$0.45	$1.81	$1.77

Balance Sheet Data:
Total assets	$1,020,757	$850,007
Total long-term debt	536,261	435,632
Total partners’ equity	323,035	266,866

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.